As filed with the Securities and Exchange Commission on April 6, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2354007 (I.R.S. Employer Identification Number)

1240 Broadcasting Road Wyomissing, Pennsylvania (Address of Principal Executive Offices)	19610 (Zip Code)

VIST Financial Corp. 2010 Non-Employee Director Compensation Plan

(Full title of the plan)

Robert D. Davis
President and Chief Executive Officer
VIST Financial Corp.
1240 Broadcasting Road
Wyomissing, Pennsylvania 19610
(Name and address of agent for service)

(610) 208-0966

(Telephone number, including area code, of agent for service)

Copies to:

David W. Swartz, Esquire
Stevens & Lee
111 North Sixth Street
P.O. Box 679
Reading, Pennsylvania 19603-0679
(610) 478-2184

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $5.00 par value per share (and associated stock purchase rights)	250,000 shares	$8.80	$2,200,000.00	$156.86

(1)  Pursuant to Rule 416, this Registration Statement covers, in addition to the number of shares stated herein, an indeterminate number of shares that may be subject to grant or otherwise issuable by reason of stock splits, stock dividends, or similar transactions.

(2)  Based on the maximum number of shares of the Registrant’s common stock, par value $5.00 per share, authorized for issuance under the VIST Financial 2010 Non-Employee Director Compensation Plan.

(3)  Estimated pursuant to Rule 457(c) and (h)(1) solely for the purpose of calculating the amount of the registration fee based upon the average of the high and low prices for a share of the Registrant’s common stock on April 1, 2010, as reported on the NASDAQ Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information.

Information required by Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

In this Registration Statement, “VIST,” “we,” “us,” and “our” refer to VIST Financial Corp.

The following documents filed with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement and made a part hereof:

(a)  our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(b)  the description of our common stock contained in our Registration Statement on pages 3 through 95 of Form S-4, as amended (Registration Statement No. 33-116331), filed with the SEC on June 9, 2004, pursuant to which we registered the common stock pursuant to Section 2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such Registration Statement;

(c)  the description of our stock purchase rights contained in our Registration Statement on Form 8-A/A, filed with the SEC on December 23, 2008, and any amendments or reports filed for the purpose of updating such Registration Statement; and

(d)  all other documents filed by us after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and part of this Registration Statement from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interest of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct.  Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Our bylaws provide for (1) indemnification of directors, officers, employees and agents and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by us.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits

Exhibits:

Number	Description

3.1

Articles of Incorporation of VIST Financial Corp., as amended, including Statement with Respect to Shares for the Fixed Rate Cumulative Perpetual Preferred Stock Series A (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008.)

3.2	By-Laws of VIST Financial Corp. (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on March 6, 2008.)

4.1

Form of Rights Agreement, dated as of September 19, 2001, between VIST Financial Corp. and American Stock Transfer Company, as Rights Agent, as amended (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on March 6, 2008.)

4.2

Amendment to Amended and Restated Rights Agreement, dated as of December 17, 2008, between VIST Financial Corp. and American Stock Transfer Company, as Rights Agent (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed December 23, 2008.)

5.1	Opinion of Stevens & Lee, P.C.

10.1	VIST Financial Corp. 2010 Non-Employee Director Compensation Plan

23.1	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1).

23.2	Consent of ParenteBeard LLC.

24.1	Power of Attorney of Directors and Officers. (included on signature page.)

Item 9.  Undertakings

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimate maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has caused this Registration Statement to be signed on its behalf by the undersigned in the Borough of Wyomissing, Commonwealth of Pennsylvania on April 6, 2010.

VIST Financial Corp.

By:	/s/ Robert D. Davis
Robert D. Davis
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert D. Davis, Edward C. Barrett, or David W. Swartz, Esquire and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and this requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed below by the following persons and in the capacities and on the dates indicated.

Signature	Title

/s/ Robert D. Davis	President and Chief Executive Officer,	July 21, 2009
Robert D. Davis	Director (Principal Executive Officer)

/s/ Edward C. Barrett	Chief Financial Officer (Principal Financial	July 21, 2009
Edward C. Barrett	Officer and Principal Accounting Officer)

	Director	July 21, 2009
James H. Burton

/s/ Patrick J. Callahan	Director	July 21, 2009
Patrick J. Callahan

/s/ Robert D. Carl, III	Director	July 21, 2009
Robert D. Carl, III

/s/ Charles J. Hopkins	Director	July 21, 2009
Charles J. Hopkins

/s/ Philip E. Hughes, Jr.	Director	July 21, 2009
Philip E. Hughes, Jr.

	Director	July 21, 2009
Andrew J. Kuzneski, Jr.

/s/ M. Domer Leibensperger	Director	July 21, 2009
M. Domer Leibensperger

/s/ Frank C. Milewski	Vice Chairman of the Board, Director	July 21, 2009
Frank C. Milewski

/s/ Michael J. O’Donoghue	Director	July 21, 2009
Michael J. O’Donoghue

/s/ Harry J. O’Neill, III	Director	July 21, 2009
Harry J. O’Neill, III

Director
Brian R. Rich		July 21, 2009

/s/ Karen A. Rightmire	Director	July 21, 2009
Karen A. Rightmire

/s/ Alfred J. Weber	Chairman of the Board, Director	July 21, 2009
Alfred J. Weber

EXHIBIT INDEX

Number	Title

3.1

Articles of Incorporation of VIST Financial Corp., as amended, including Statement with Respect to Shares for the Fixed Rate Cumulative Perpetual Preferred Stock Series A (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008.)

3.2	By-Laws of VIST Financial Corp. (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on March 6, 2008.)

4.1

Form of Rights Agreement, dated as of September 19, 2001, between VIST Financial Corp. and American Stock Transfer Company, as Rights Agent, as amended (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on March 6, 2008.)

4.2

Amendment to Amended and Restated Rights Agreement, dated as of December 17, 2008, between VIST Financial Corp. and American Stock Transfer Company, as Rights Agent (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed December 23, 2008.)

5.1	Opinion of Stevens & Lee, P.C.

10.1	VIST Financial Corp. 2010 Non-Employee Director Compensation Plan.

23.1	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1).

23.2	Consent of ParenteBeard LLC.

24.1	Power of Attorney of Directors and Officers (included on signature page.)